EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED MARCH 1, 2018

For Immediate Release

Paychex Acquires Lessor Group

Acquisition of leading SaaS payroll and HR provider based in Denmark advances

Paychex’s international growth

Rochester, N.Y.  (March 1, 2018) – Paychex, Inc., a leading provider of integrated human capital management solutions for small- to medium-sized businesses, today announced the acquisition of Lessor Group (Lessor), a market-leading provider of payroll and human capital management (HCM) software solutions headquartered in Denmark and serving clients in Northern Europe. Lessor provides services under two models – a SaaS and on-premise suite through its Lessor platform and Microsoft Dynamics; and a do-it-yourself, cloud-based platform branded as Danløn in Denmark and delivered under the following brands in other parts of Europe: Ilohngehalt (Germany), Norlønn (Norway), and Swelön (Sweden).

“Paychex’s international strategy has been to grow in Europe, beyond our Germany operation. This acquisition gives us significant client and revenue growth opportunities, and it will deliver value for business owners that helps make it easier for them to be efficient and compliant,” says Martin Mucci, Paychex president and CEO. “Our two organizations share a commitment to businesses in the markets we serve, and the combination of Lessor’s payroll and HCM software products and Paychex’s full-service BPO service bureau capabilities will provide a complete technology-enabled services platform in our markets.”

“The Lessor Group has more than 40 years of industry leadership in payroll and HCM technology, and I am very proud that Paychex recognizes our history of market leadership, the strength of our solution portfolio, and the dedicated team which we have built over the past couple of years in particular,” says Peter Colsted, Lessor Group CEO. “Becoming a part of Paychex will enable us to build new, innovative solutions by leveraging Paychex’s expertise within the HCM market, as well as accelerate our international growth.”

“Paychex will continue to look at expanding market penetration in four countries Lessor is in now as well as other European countries over the next 18 to 24 months,” Mucci adds.

Lessor has approximately 140 employees.  All Lessor employees will continue their employment with the Lessor Group, now as part of the Paychex organization.

“Lessor and its employees have built strong products and respected brands in European markets.  We’re excited to welcome these talented individuals to the Paychex family,” Mucci says. “We also look forward to having the Lessor management team join Paychex, bringing with them experienced leadership and industry knowledge.”

Following the acquisition, Lessor Group CEO Peter Colsted becomes managing director of Paychex’s European operations.  All of those operations will report to him.

Founded in 1972, Lessor is based in Allerød, Denmark and was owned by Axcel, a Nordic private equity firm.

“Peter Colsted and the entire Lessor team have done a fantastic job in terms of successfully accelerating the development of Lessor over the past one-and-a-half years. This transaction has been a very satisfactory exit for Axcel based on a well-executed strategy. As owners we are very happy and proud to see Lessor continue as part of a leading global provider of HR solutions such as Paychex, and we wish them all the best in the future,” says partner Christian Bamberger Bro, who has been responsible for Lessor at Axcel.

Terms of the acquisition were not disclosed.

About Paychex
Paychex, Inc. (NASDAQ: PAYX) is a leading provider of integrated human capital management solutions for payroll, HR, retirement, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by 45 years of industry expertise, Paychex serves approximately 605,000 payroll clients as of May 31, 2017, across more than 100 locations and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com, and stay connected on Twitter  (www.twitter.com/paychex) and LinkedIn  (www.linkedin.com/company/paychex).

About the Lessor Group

Since 1972, Lessor has been the market-leading provider of payroll and human capital management (HCM) software solutions for small-, medium-, and enterprise-sized companies.

Lessor provides services under two models – one a software-as-a-service (SaaS) payroll and HCM suite through its Lessor platform and Microsoft Dynamics, and the other a market-leading, do-it-yourself, cloud-based platform operating as Danløn in Denmark and under the following brands elsewhere in Northern Europe: Ilohngehalt (Germany), Norlønn (Norway), and Swelön (Sweden).

Lessor is headquartered in Denmark and is currently doing business in Denmark, Sweden, Norway, and Germany.

About Axcel

Founded in 1994 by a group of Denmark's largest financial and industrial institutions, Axcel is a Nordic private equity firm focusing on mid-market companies and has a broad base of both Danish and international investors. Axcel has raised five funds with total committed capital of EUR 1.8 billion to date. These funds have made 49 platform investments, more than 90 major add-on investments and 38 exits. Axcel currently owns eleven companies with combined annual revenue of around EUR 1.2 billion and some 6,000 employees.

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Media Contact

Laura Saxby Lynch

Director, Corporate Communications

Paychex, Inc.

(585) 383-3074

lsaxbylynch@paychex.com

@PaychexNews  (www.twitter.com/paychexnews)